Exhibit 99.1

SAKS INCORPORATED ANNOUNCES THIRD QUARTER RESULTS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (November 18, 2003)

THIRD QUARTER HIGHLIGHTS:

•	Saks Incorporated recorded net income of $12.4 million, or $.09 per share, for the third quarter ended November 1, 2003, compared to net income of $1.9 million, or $.01 per share, last year.

•	Included in net income for the third quarter ended November 1, 2003 was a net gain of $5.5 million (net of taxes), or $.04 per share. The net gain resulted from a tax credit recorded following the resolution of federal income tax issues, partially offset by charges related to lease liability settlements, the disposition of certain long-lived assets, and severance costs. Included in the comparable prior year period were certain charges totaling $2.6 million (net of taxes), or $.02 per share, primarily related to divisional consolidation activity and the then pending sale of the Company’s private label credit card portfolio.

•	For the third quarter, total sales grew 4.3%, and comparable store sales increased 3.1% on a consolidated basis (1.8% for SDSG and 5.0% for SFAE).

•	At quarter end, the Company had approximately $280 million in cash on hand, no borrowings on its $700 million revolving credit facility, and a debt-to-capitalization ratio of 37.6%.

•	During the quarter, the Company purchased approximately 1.1 million shares of common stock (for approximately $12.6 million), bringing the total repurchased under its 35-million-share repurchase authorization programs to 12.9 million shares.

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SAKS INCORPORATED ANNOUNCES THIRD QUARTER RESULTS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (November 18, 2003)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended November 1, 2003.

The Company currently operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of the Saks Fifth Avenue luxury department stores and Saks Off 5th outlet stores.

Earnings Overview

Saks Incorporated’s results of operations are presented in accordance with generally accepted accounting principles. Certain items included in these results are discussed below.

Saks Incorporated recorded net income of $12.4 million, or $.09 per share, for the third quarter ended November 1, 2003, compared to net income of $1.9 million, or $.01 per share, last year. Included in net income for the current year third quarter was a net gain of $5.5 million (net of taxes), or $.04 per share, comprised of an $11.1 million tax credit recorded following the resolution of federal income tax issues for prior years, partially offset by charges totaling $5.6 million (net of taxes) primarily related to settling lease liabilities associated with closed stores, the disposition of certain long-lived assets, and severance costs. Included in the comparable prior year period were certain charges totaling $2.6 million (net of taxes), or $.02 per share, primarily related to divisional consolidation activity and the then pending sale of the Company’s private label credit card portfolio.

For the nine months ended November 1, 2003, the Company recorded net income of $1.0 million, or $.01 per share, compared to a net loss of $43.9 million, or $.30 per share, last year. Included in net income for the current year nine months was a net gain of $10.0 million (net of taxes), or $.07 per share, comprised of the $11.1 million tax credit and a $3.2 million gain on the sale of the private label credit card portfolio partially offset by $4.3 million of charges primarily related to settling lease liabilities associated with closed stores, the disposition of certain long-lived assets, and severance costs. Included in the comparable prior year period were certain charges totaling $49.9 million (net of taxes), or $.34 per share, primarily related to the cumulative effect of a change in accounting for goodwill.

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Operating income (loss) by segment (in millions) was as follows:

	Quarter Ended		Nine Months Ended
	Nov. 1, 2003	Nov. 2, 2002	Nov. 1, 2003	Nov. 2, 2002
SDSG	$20.9	$20.6	$57.9	$79.1
SFAE	27.3	26.9	38.2	48.3
Other	(11.6)	(9.1)	(27.6)	(25.1)
Certain items not allocated	(8.8)	(4.2)	(6.8)	(7.5)

Total	$27.8	$34.2	$61.7	$94.8

For the quarter, operating income improved modestly at both business segments due to increased sales and gross margin rates, partially offset by higher SG&A expense.

Third Quarter Comments

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, “The Company’s third quarter operating performance reflected:

•	a total sales increase of 4.3% and a consolidated comparable store sales increase of 3.1% (comprised of an 1.8% increase at SDSG and a 5.0% increase at SFAE),

•	an 80 basis point improvement in our gross margin rate, and

•	reduced year-over-year interest expense due to lower borrowings and interest rates, offset by

•	a $40 million increase in SG&A expense, primarily reflecting expenses associated with increased sales in existing and new stores, a reduction in the net private label credit card contribution, and charges related to settling lease liabilities and severance.”

Inventories at November 1, 2003 totaled $1.75 billion. Both total and comparable store inventories increased approximately 3% over last year. Comparable store inventories were down approximately 3% at the end of the third quarter last year.

The Company ended the quarter with approximately $280 million of cash on hand and no borrowings on its $700 million revolving credit facility. Total debt at November 1, 2003 was approximately $1.3 billion, and debt-to-capitalization was 37.6%.

Subsequent to quarter end, the Company announced an exchange offer for the $452 million outstanding balance of its 8-1/4% Notes due 2008. For details on the exchange offer, refer to the Company’s press release dated November 4, 2003. Depending of the degree of subscription, the Company anticipates it will incur a fourth quarter charge related to the early debt extinguishment and that interest expense will be reduced in future periods.

During the third quarter, the Company purchased approximately 1.1 million shares of Saks’ common stock (for a total price of approximately $12.6 million). On a year-to-date basis, the Company has purchased approximately 7.7 million shares (for a total price of approximately $71.7 million). The Company has approximately 22.1 million shares remaining under its 35-million-share repurchase authorization programs.

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Additional Company Information

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the third quarter ended November 1, 2003 compared to last year’s third quarter ended November 2, 2002 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$866.0	$841.0	3.0%	1.8%
SFAE	601.1	565.1	6.4%	5.0%

Total	$1,467.1	$1,406.1	4.3%	3.1%

Total sales (in millions) for the nine months ended November 1, 2003 compared to the nine months ended November 2, 2002 were:

	This Year	Last Year	Total Increase	Comparable Increase (Decrease)
SDSG	$2,416.0	$2,414.6	0.1%	(0.9%)
SFAE	1,670.1	1,655.0	0.9%	0.5%

Total	$4,086.1	$4,069.6	0.4%	(0.3%)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Nine Months Ended
	Nov. 1, 2003	Nov. 2, 2002	Nov. 1, 2003	Nov. 2, 2002
SDSG leased commissions	$3.8	$3.7	$12.0	$12.1
SFAE leased commissions	5.1	4.4	15.8	13.7

Total leased commissions	$8.9	$8.1	$27.8	$25.8

Store News

During the quarter, SDSG opened Younkers stores in Lansing, Michigan and Green Bay, Wisconsin, and SFAE opened Saks Fifth Avenue stores in Indianapolis, Indiana and Richmond, Virginia. At quarter end, Saks operated SDSG with 243 department stores with 26.7 million square feet and SFAE with 62 Saks Fifth Avenue stores with 6.5 million square feet and 53 Off 5th units with 1.5 million square feet. During the third quarter, the Company opened three Club Libby Lu stores bringing the number of stores to 16.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, November 18, 2003 to discuss third quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 7476594).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio

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software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful implementation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	November 1, 2003		November 2, 2002
Net sales	$1,467,147	100.0%	$1,406,142	100.0%
Cost of sales	896,498	61.1%	870,111	61.9%

Gross margin	570,649	38.9%	536,031	38.1%
Selling, general and administrative expenses	388,653	26.5%	348,576	24.8%
Other operating expenses:
Property and equipment rentals	54,802	3.7%	55,534	3.9%
Depreciation & other amortization	58,294	4.0%	55,423	3.9%
Taxes other than income taxes	36,633	2.5%	36,159	2.6%
Store pre-opening costs	2,730	0.2%	2,848	0.2%
Integration charges	(557)	0.0%	2,305	0.2%
Losses from long-lived assets	2,293	0.2%	999	0.1%

Operating income	27,801	1.9%	34,187	2.4%
Other income (expense):
Interest expense	(26,161)	-1.8%	(30,826)	-2.2%
Other income (expense), net	321	0.0%	(285)	0.0%

Income before provision (benefit) for income taxes	1,961	0.1%	3,076	0.2%
Provision (benefit) for income taxes	(10,392)	-0.7%	1,154	0.1%

Net income	$12,353	0.8%	$1,922	0.1%

Basic earnings per common share:	$0.09		$0.01
Diluted earnings per common share:	$0.09		$0.01
Weighted average common shares:
Basic	136,894		142,791
Diluted	140,950		145,449

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Nine Months Ended
	November 1, 2003		November 2, 2002
Net sales	$4,086,111	100.0%	$4,069,601	100.0%
Cost of sales	2,541,729	62.2%	2,538,033	62.4%

Gross margin	1,544,382	37.8%	1,531,568	37.6%
Selling, general and administrative expenses	1,051,040	25.7%	1,003,455	24.7%
Other operating expenses:
Property and equipment rentals	150,999	3.7%	150,341	3.7%
Depreciation & other amortization	162,976	4.0%	160,415	3.9%
Taxes other than income taxes	112,345	2.7%	114,605	2.8%
Store pre-opening costs	4,991	0.1%	3,744	0.1%
Integration charges	(22)	0.0%	2,305	0.1%
Losses from long-lived assets	339	0.0%	1,925	0.0%

Operating income	61,714	1.5%	94,778	2.3%
Other income (expense):
Interest expense	(82,926)	-2.0%	(93,019)	-2.3%
Gain on extinguishment of debt	—	0.0%	709	0.0%
Other income (expense), net	5,313	0.1%	296	0.0%

Income (loss) before provision (benefit) for income taxes and cumulative effect of accounting change	(15,899)	-0.4%	2,764	0.1%
Provision (benefit) for income taxes	(16,912)	-0.4%	1,041	0.0%

Income before cumulative effect of accounting change	1,013	0.0%	1,723	0.0%
Cumulative effect of a change in accounting principle, net of taxes	—	0.0%	(45,593)	-1.1%

Net income (loss)	$1,013	0.0%	$(43,870)	-1.1%

Basic earnings (loss) per common share:
Before cumulative effect of accounting change	$0.01		$0.01
After cumulative effect of accounting change	$0.01		$(0.31)
Diluted earnings (loss) per common share:
Before cumulative effect of accounting change	$0.01		$0.01
After cumulative effect of accounting change	$0.01		$(0.30)
Weighted average common shares:
Basic	140,208		142,720
Diluted	142,415		146,893

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	November 1, 2003	November 2, 2002
ASSETS
Current assets
Cash and cash equivalents	$279,239	$34,281
Retained interest in accounts receivable	—	243,261
Merchandise inventories	1,753,887	1,706,980
Other current assets	161,252	85,319
Deferred income taxes, net	69,678	43,873

Total current assets	2,264,056	2,113,714
Property and equipment, net	2,118,004	2,203,090
Goodwill and intangibles, net	323,610	316,807
Deferred income taxes, net	149,436	186,639
Other assets	93,234	46,860

TOTAL ASSETS	$4,948,340	$4,867,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$582,034	$506,051
Accrued expenses and other current liabilities	511,049	534,164
Current portion of long-term debt	81,500	4,762

Total current liabilities	1,174,583	1,044,977
Long-term debt	1,249,175	1,422,538
Other long-term liabilities	318,514	166,621
Total shareholders’ equity	2,206,068	2,232,974

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,948,340	$4,867,110

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	November 1, 2003	November 2, 2002
Net Sales:
Saks Department Stores Group	$866,066	$841,020
Saks Fifth Avenue Enterprises	601,081	565,122

	$1,467,147	$1,406,142
Operating Income:
Saks Department Stores Group	$20,905	$20,571
Saks Fifth Avenue Enterprises	27,341	26,854
Other	(11,581)	(9,086)
Certain Items not allocated	(8,864)	(4,152)

	$27,801	$34,187
Depreciation and Amortization:
Saks Department Stores Group	$31,114	$29,399
Saks Fifth Avenue Enterprises	26,294	25,155
Other	886	869

	$58,294	$55,423
Total Assets:
Saks Department Stores Group	$2,376,476	$2,492,441
Saks Fifth Avenue Enterprises	1,824,970	1,900,495
Other	746,894	474,174

	$4,948,340	$4,867,110

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Nine Months Ended
	November 1, 2003	November 2, 2002
Net Sales:
Saks Department Stores Group	$2,416,003	$2,414,613
Saks Fifth Avenue Enterprises	1,670,108	1,654,988

	$4,086,111	$4,069,601
Operating Income:
Saks Department Stores Group	$57,932	$79,036
Saks Fifth Avenue Enterprises	38,211	48,331
Other	(27,651)	(25,067)
Certain Items not allocated	(6,778)	(7,522)

	$61,714	$94,778
Depreciation and Amortization:
Saks Department Stores Group	$86,343	$84,814
Saks Fifth Avenue Enterprises	72,754	73,533
Other	3,879	2,068

	$162,976	$160,415
Total Assets:
Saks Department Stores Group	$2,376,476	$2,492,441
Saks Fifth Avenue Enterprises	1,824,970	1,900,495
Other	746,894	474,174

	$4,948,340	$4,867,110